                                                                    EXHIBIT 11.1

                    PURE ATRIA CORPORATION AND SUBSIDIARIES

       COMPUTATION OF NET LOSS AND PRO FORMA NET INCOME (LOSS) PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          THREE MONTHS ENDED            NINE MONTHS ENDED
                                                              SEPTEMBER 30,               SEPTEMBER 30,
                                                            1996         1995           1996         1995
                                                          --------     --------       --------     --------
Net loss                                                  $ (21,731)                  $(13,244)         --
                                                          =========                   ========
Pro forma net income (loss) after pro forma income taxes               $  1,959             --    $ (3,740)
                                                                       ========                   ========
Weighted average number of common
       shares outstanding.................................   40,008      35,969         39,706      33,836

Weighted average number of preferred
       shares outstanding on an as
       if converted basis.................................      --        2,281            --        4,930

Number of common stock equivalents as a result of
       stock options outstanding using the treasury
       stock method.......................................      --        4,096            --           --

Number of common shares issued and stock options
        granted in accordance with Staff Accounting
        Bulletin No. 83 (2)...............................      --           --            --           86
                                                           -------     --------       -------     --------
Shares used in per share computation                        40,008       42,346        39,706       38,852
                                                          --------     --------       -------     --------
Per share amounts                                         $  (0.54)    $   0.05       $ (0.33)    $  (0.10)
                                                          ========     ========       =======     ========

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(1)     This exhibit presents the primary and fully diluted per share computations. There is no material difference in the per share amounts when applying either method.

(2) Common shares issued by the Company during the twelve months immediately preceding the initial public offering date plus the number of common equivalent shares which were issued during the same period pursuant to the grant of stock options (using the treasury stock method and offering price) have been included in the calculation of common equivalent shares pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83.